January 28, 1997

Arbat American Autopark, Ltd.
150 East 58th Street
New York, New York 10155

Gentlemen:

      The undersigned, Eurotech, Ltd ("Eurotech"), previously has identified and provided to Arbat American Autopark, Ltd. ("Arbat") certain technology, designs, renderings, blueprints and plans for the construction and operation of vertical parking structures having particular application in urban areas where adequate real property is not readily available. Since Arbat has indicated an interest in acquiring the design submitted, Eurotech would like to reduce to writing the fee arrangement with respect to the technology transfer by Eurotech to Arbat.

      In connection with any parking garage erected by Arbat or any affiliates thereof which is based upon the technology, designs, renderings, blueprints and plans previously supplied to Arbat by Eurotech, Arbat agrees to pay a fee to Eurotech equal to the sum of US$1,250 per parking space in each garage so erected by Arbat or any of its facilities. Arbat agrees to pay such fee in any instance where the design used by Arbat substantially conforms to the technology, designs, renderings, blueprints and plans previously supplied to Arbat by Eurotech, even if such design is modified to meet the particular needs and characteristics of the real property on which the garage is situated or such other factors which might dictate the ultimate design of the structure.

      Please signify your agreement with the terms hereof by countersigning this letter agreement in the space provided for such purpose below and by returning the originally executed copy hereof to Eurotech your earliest convenience.


                                               Very truly yours,
                                               EUROTECH, LTD.

                                               By: /s/ Randy Graves
                                                  ----------------------------
                                                   Randy Graves, President

AGREED TO AND ACCEPTED
this [illegible] day of January, 1997, by ARBAT AMERICAN AUTOPARK, LTD.

By: /s/ [Illegible]
   --------------------------------
Its PRESIDENT